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                                  EXHIBIT 10.3


                              HISPANIC EXPRESS INC.

                    EXECUTIVE DEFERRED SALARY AND BONUS PLAN



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                             HISPANIC EXPRESS, INC.

                    EXECUTIVE DEFERRED SALARY AND BONUS PLAN

                           EFFECTIVE SEPTEMBER 6, 2000





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                             HISPANIC EXPRESS, INC.

                    EXECUTIVE DEFERRED SALARY AND BONUS PLAN

1. Purpose. The purpose of the Plan is to attract competent officers and key executives by offering flexible compensation opportunities; to motivate these executives to promote the growth and profitability of the Company; and to associate the interests of these executives with those of the Company.

2. Definitions. When used in this Plan, unless the context otherwise requires:

        (a) "Account" shall mean the record maintained by the Company reflecting Executive's Deferred Amounts and the interest credited thereon, as provided for in this Plan.

        (b) "Account Balance" shall mean at any time the total of the amounts credited to the Executive's Account and any accrued but not credited interest in accordance with the provisions of the Plan.

        (c) "Board of Directors" shall mean the Board of Directors of Hispanic Express, Inc.

        (d) "Bonus" shall mean, at any time, the gross amount of the bonus payable to the Executive under the Company's Executive Incentive Bonus Program (or any other similar bonus program hereafter established by the Company), before giving effect to any deferral agreement hereunder.

        (e) "Committee" shall mean the Compensation Committee appointed by the Board of Directors.

        (f)    "Company" shall mean Hispanic Express, Inc.

        (g) "Deferred Amount" shall mean the amount by which the Salary and/or Bonus is reduced from time to time as agreed upon by the Executive and the Company and deferred in accordance with the terms of the Plan. The Deferred Amount may be a dollar amount or a percentage of Salary and/or Bonus.

        (h) "Employee" shall mean any person (including an officer) actively employed by the Company on a full-time, salaried basis.

        (i) "Employed" or "Employment" shall mean performing services as an employee on a full time basis for the Company.

        (j) "Executive" shall mean an Employee who is an officer or key executive of the Company Employed in a high-ranking executive or managerial capacity.

        (k) "Participant" shall mean an Executive selected by the Committee and whose participation in the Plan for a calendar year has been approved.


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        (l)    "Plan" shall mean this Executive Deferred Salary and Bonus Plan, as from time to time amended and in effect.

        (m) "Salary" shall mean, at any time, the gross amount of base compensation being paid to the Executive for Employment, before giving effect to any deferral agreement hereunder.

3. Administration. The Plan shall be administered by the Committee, which shall have full and discretionary authority to interpret the Plan, to establish rules and regulations relating to the Plan, to determine the criteria for eligibility to participate in the Plan, to select Participants in the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, Employees, former Employees and beneficiaries.

4. Eligibility and Participation. Participation in the Plan for a calendar year (and for the period beginning on the effective date of the Plan and ending December 31, of each year the Plan is in existence), shall be limited to those key Executives whom the Committee shall select, on the basis of such Executive's impact on the long-term success of the Company, and who might benefit from the deferral of amounts otherwise constituting current compensation.

5. Deferral of Salary and/or Bonus. A Participant may, subject to the terms and conditions of this Plan, elect to defer payment of a maximum of 50% of Salary, and/or a maximum of 100% of Bonus, annually under this Plan by completing the form prescribed by the Committee. The form shall constitute an agreement between the Company and the Employee as to the amount of Salary and/or Bonus to be deferred pursuant to the Plan. The Committee may further limit deferral by individual Participants, for any reason it deems advisable.

        (a) Election. An election to defer Salary shall be made on or before the last regular working day of the Company of the calendar year preceding the calendar year for which the Salary and/or Bonus agreement is to be made and shall be effective upon delivery (or in the event the form is mailed by certified mail, return receipt requested, on the date of mailing) of the deferral form to the Company. Notwithstanding the preceding sentence, in the calendar year in which this Plan is initially adopted and in the case of an individual who becomes an Executive during a calendar year, a Participant's election to defer Salary that would otherwise be payable after the date of the election, and/or all or a portion of the Bonus payable with respect to the period after the date of the election, may be made up to 30 days after the effective date of the Plan or the individual becomes an Executive and eligible to participate herein, whichever is applicable. The election made to reduce Salary and/or Bonus by a Participant must remain in effect for an entire calendar year (or, in the case of the calendar year in which this Plan is adopted or the calendar year in which an individual becomes an Executive,

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               the remaining portion of such calendar year to which the deferral election relates) and may not be changed by any action taken by the Participant thereafter.

6. Executive Deferred Amounts. The Participant, after making the election under 5(a) above, may elect to have the Executive Deferred Amounts invested in an account that accrues interest as set forth in (a) below or invested in an account which measures the performance of the Company's common stock price as set forth in (b) below.

        (a) Accounts and Interest Credited on Deferred Accounts. A separate Account shall be established and maintained for each Participant, which Account shall reflect the Deferred Amount and all interest credited thereon from time to time. Each Participant's Account Balance shall be credited quarterly with interest as of the end of each calendar quarter, with the first such credit being made as of March 31, 2001. In the event a Participant's Account Balance is paid other than at the end of any calendar quarter, he shall be credited with interest thereon from the end of the immediately preceding the calendar quarter to the date of payment. No interest shall be credited to a Participant's Account after the payment of such Participant's Account Balance. Interest to be credited for any period shall be at a rate equal to the average prime rate which Union Bank of California, N.A. charged from time to time during a 360-day year of twelve 30-day months.

        (b) Accounts and Changes in the Company's Common Stock Price on Deferred Accounts. A separate amount shall be established and maintained for each Participant, which the accounts shall reflect the Participant's deferred amount as if it had been invested in the Company's common stock. Each Participant's account balance shall be credit or debited as of the end of each calendar quarter, with the changes in the Company's common stock price, as reflected on the OTB, that accrued from the time the Executive established such account to the end of the calendar year quarter.

7. Payment on Deferred Amount. The Deferred Amount, plus interest credited thereon pursuant to Subsection 6(a) or increases or decreases credited or charged therein pursuant to Subsection 6(b) hereof, upon the Participant's termination of Employment for any reason will be paid to the Participant (or, in the event of the Participant's death, the person or estate determined under Section 6 hereof) in a lump sum within 30 days after such termination.

8. Acceleration of Payment of Deferred Amount. Payment of the Deferred Amount plus interest changes thereto pursuant to 6(a) or 6(b) above may occur prior to the Participant's termination of Employment under the following circumstances:

        (a) At any time prior to complete payment of the Participant's Account Balance, the Company may pay to the Participant an amount not greater than that portion of the Deferred Amount that the Committee determines, in its sole discretion, is necessary to meet an Unforeseeable Emergency. For purposes of this paragraph, an Unforeseeable Emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in
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               severe financial hardship to the Participant if early withdrawal of the Participant's Account Balance were not permitted. The Participant shall apply in writing to the Committee for any payment under this paragraph and shall furnish to the Committee such information as the Committee deems necessary and appropriate to make its determination; and,

        (b) In no event may payment of the Deferred Amount, and interest thereon, or any portion thereof, be accelerated in any manner other than as provided above.

9. Designation Of Beneficiary. A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of his Account Balance hereunder, shall receive payment of the Account Balance due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of the Account Balance, the Account Balance payable under the Plan shall be paid to the Participant's estate.

10. Amendment and Termination. The Board of Directors may at any time amend or terminate this Plan. No amendment or termination shall adversely affect a Participant's rights to or interest in the Account Balance credited prior thereto without the Participant's consent.

11.     Miscellaneous Provisions.

        (a) This Plan is not a contract for employment of the Employee for a certain period of time. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee any right to be retained in the Employ of the Company.

        (b) A Participant's rights and interest under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary.

        (c) It is the intention of the parties that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of the Account Balance. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future.

        (d) To the extent that the Plan is considered to be a plan for purposes of ERISA, it shall be considered an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly

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               compensated employees, within the meaning of Sections 201(2),
               301(a)(3) and 401(a)(1) of ERISA.

12. Withholding and Payments. The Company shall have the right to deduct from any amount to be paid to any Participant or beneficiary any taxes or other amounts required by law to be withheld.

13.     Effective Date. The Plan shall be effective on and after September 6,
        2000.